PURCHASE AND SALE AGREEMENT


      This Purchase and Sale Agreement ("Agreement"), dated as of May 8, 2006, is by and between NGS SUB CORP., whose address is Two Memorial City Plaza, 820 Gessner Road, Suite 1340, Houston, TX 77024 ( "Seller"), and DENBURY ONSHORE, LLC, whose address is 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024 ("Buyer"). Seller and Buyer are sometimes together referred to herein as "Parties".


                                    RECITALS

      WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

      WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:


                            ARTICLE 1. - DEFINITIONS

      1.1. "AGREEMENT" shall mean this Purchase and Sale Agreement between Seller and Buyer.

      1.2. "ASSETS" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

      (a) the Leases;
      (b) the Real Property, Personal Property and Incidental Rights; and
      (c) the Inventory Hydrocarbons; and
      (d) the Delhi Holt Bryant Unit.

      1.3. "ASSUMED OBLIGATIONS" shall mean:

      (a) all Environmental Obligations or Liabilities arising after the Effective Time;

      (b) all obligations with respect to gas production, sales or, subject to
Article 18, processing imbalances with third parties;

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      (c) all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets after the Effective Time, including, but not limited to, all liabilities, duties, and obligations, express or implied, imposed upon Seller herein under the provisions of the Leases and any and all assignments, subleases, farmout agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby, whether recorded or unrecorded, and under all applicable laws, rules, regulations, orders and ordinances, excluding, but not limited to, the claims and suits set forth in Exhibit "F".

      (d) the obligations of Seller under that certain Site Specific Trust Account as previously set up for the plugging of abandoned wellbores in the Delhi Holt Bryant Unit. Buyer shall within sixty (60) days after the Closing Date (as hereinafter defined) provide the requested cash or irrevocable stand-by letter of credit sufficient to assume all of Sellers obligations under the Site Specific Trust Account and to cause the Seller to be released from its financial obligations thereunder.

      1.4. "CLOSING" shall be as defined in Section 13.1.

      1.5. "CLOSING DATE" shall be as defined in Section 13.1.

      1.6. "EFFECTIVE TIME" shall mean 7:00 a.m., local time, on June 1, 2006.

      1.7. "ENVIRONMENTAL DEFECT" shall mean: (i) a condition or activity with respect to an Asset that is in material violation, or reasonably likely to materially violate, any federal, state or local statute, or any rule, order, ruling or regulation entered, issued or made by any court, administrative agency, or other governmental body or entity, federal, state, or local, or any arbitrator ("ENVIRONMENTAL LAW"), or surface or mineral lease obligation, whether an express or implied obligation, relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas ("REGULATED SUBSTANCES"); or (ii) the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at or under an Asset in any manner or quantity which is required to be remediated by Environmental Law or by any applicable action or guidance levels or other standards published by any governmental agency with jurisdiction over the Assets, or by a surface or mineral lease obligation, whether an express or implied obligation. Buyer and Seller agree that for a condition to be in violation of any statute or regulation it shall not be necessary that Seller shall be under notice of violation from a federal or state regulatory agency or lessor.

      The Parties agree and acknowledge that Buyer will be provided an opportunity to examine the Assets for potential naturally occurring radioactive materials ("NORM"), and any potential obligations with respect to NORM and that the presence of NORM on any of the Assets, except with respect to inactive wells, facilities, pipelines and other equipment, may not be raised by Buyer as the subject of an Environmental Defect.

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      1.8. "ENVIRONMENTAL OBLIGATIONS OR LIABILITIES" shall mean all liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, associated with the Assets, and attributable to or resulting from: (i) pollution or contamination of soil, groundwater or air, on, in or under the Assets or lands in the vicinity thereof, and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, lakes, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, lakes, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, including those in a surface or mineral lease, whether an express or implied obligation, (v) all obligations, whether pursuant to an Environmental Law or a surface or mineral lease obligation, whether express or implied, for plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, and any other surface locations or sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, which are included in the Assets; (vi) violation of any federal, state or local Environmental Law or land use law, or surface or mineral lease obligation, whether an express or implied obligation, and (vii) any other violation which could qualify as an Environmental Defect. Notwithstanding anything to the contrary set forth in, or implied by, this Section 1.8, "Environmental Obligations or Liabilities" does not include (i) personal injury or wrongful death occurring prior to the Effective Time or (ii) offsite waste disposal occurring prior to the Effective Time.

      1.9. "EXCLUDED ASSETS" shall mean the following:

      (A) an overriding royalty interest in the Delhi Holt Bryant Unit equal to the difference between twenty percent (20.0%) and the lessors' royalty, overriding royalty and other burdens on production encumbering the Delhi Holt Bryant Unit as of the Effective Time, which overriding royalty interest shall be reserved by Seller in the Assignment and Conveyance attached as Exhibit "C". Said reserved overriding royalty interest shall be free of any and all costs and expenses associated with the exploration, production or operation of the Delhi Holt Bryant Unit and shall be paid in the same manner as provided for with respect to lessors.

      (b) an undivided twenty five percent of eight eighths (25% of 8/8ths) working interest in and to the Assets which are not included in the Delhi Holt Bryant Unit. It being the intent of the Parties that the Seller shall convey to the Buyer, at Closing, an undivided seventy five percent of eight eighths (75% of 8/8ths) working interest in the Assets which are not included in the Delhi Holt Bryant Unit, proportionately reduced to the interest owned by Seller, if any.

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      (c) any acquisitions of, or agreements to acquire, royalty interests in the Leases, made by Seller prior to the Effective Time, which are identified and described in Exhibit "K", and no additional offers to acquire such royalty interest have been or will be made by Seller after May 1, 2006.

      (d) an undivided reversionary working interest of twenty-five percent of eight eighths (25.0% of 8/8ths ) and a net revenue interest of twenty percent of eight eighths (20.0% of 8/8ths), in the Delhi Holt Bryant Unit, (collectively, the "Reversionary Interests"), at such time as the Buyer has achieved "Payout" of the Delhi Holt Bryant Unit. "Payout" shall be defined as that point in time when Buyer has received "Total Net Cash Flow" from Buyer's operation in and on the Delhi Holt Bryant Unit in the amount of two hundred million and no/100 dollars ($200,000,000.00). It being the intent of the parties that the Seller shall convey to the Buyer at Closing an undivided one hundred percent (100%) working interest and an eighty percent (80%) net revenue interest in the Delhi Holt Bryant Unit, subject to the Seller's Reversionary Interests. Seller's Reversionary Interests as set forth above will be proportionately reduced in the event Buyer's actual working interest and/or net revenue interest, respectively, acquired by virtue of this Agreement are less than the interest set forth above. Seller's Reversionary Interests shall automatically revert to the Seller once "Payout" has been achieved, without any further action on the part of the Seller. Seller's Reversionary Interests will be effective on the first day of the month next succeeding the point in time in which "Payout" has occurred. Within fifteen (15) days after "Payout" has occurred, Buyer shall provide Seller with an Assignment of the Seller's Reversionary Interests, which will be free and clear of all liens and encumbrances of any kind. Seller's Reversionary Interests shall be subject to the following additional terms and provisions:

            (1) Total Net Cash Flow for purposes of this Agreement and as utilized in determining when "Payout" has occurred, is defined as being the excess of Net Revenues from the Delhi Holt Bryant Unit over all Operating Costs for the Delhi Holt Bryant Unit, being all costs and expenses to operate, maintain and produce the Delhi Holt Bryant Unit, but excluding capital costs and capital expenditures (including those set forth in Section 3.4). Net Revenues are defined as being gross revenues from the Delhi Holt Bryant Unit operations less any applicable federal, state and local taxes (including excise, production, severance, sales, and ad valorem taxes, but excluding any income based taxes) and less revenue attributable to royalties, Seller's reserved overriding royalty interest, and any other overriding royalty interests, production payments, net profit interest and similar interests or burdens of record prior to or as of the Effective Time. Operating Costs used in computing Total Net Cash Flow shall be the total Delhi Holt Bryant Unit operating costs and expenses (including administrative overhead charges) actually incurred and expended by the Operator and charged to the joint account by the Operator, as set forth in the Accounting Procedure of the Unit Operating Agreement, deemed transportation costs to deliver CO2 to the Delhi Holt Bryant Unit [being the stipulated and agreed costs set forth in subparagraph 1.9
      (b)(2) below], deemed costs for CO2 delivered to the Delhi Holt Bryant Unit [being the stipulated and agreed costs set forth in subparagraph 1.9
      (b)(2) below]. An "mcf" of CO2 shall be 1000 cubic feet of CO2 at standard conditions.

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            (2) If CO2 is used by Buyer for enhanced oil production from the
      Delhi Holt Bryant Unit, Buyer shall act as a reasonable prudent operator in delivering C02 to the Delhi Holt Bryant Unit in a timely manner and in sufficient quantities to efficiently conduct operations to enhance oil production Buyer will deliver CO2 to the Delhi Holt Bryant Unit at a pipeline pressure of 1100 psi for a fixed transportation cost per standard mcf of twenty cents ($.20), for a period of time not to exceed ten (10) years from the date of first pipeline deliveries of CO2 to the Delhi Holt Bryant Unit. The agreed cost for the CO2 delivered to the Delhi Holt Bryant Unit will be equal to one percent (1%) of the price per barrel of crude oil sold from the Delhi Holt Bryant Unit per standard mcf of CO2 as determined each month. The agreed cost of the CO2 delivered by the Buyer to the Delhi Holt Bryant Unit shall not increase for the entire life of the CO2 operations conducted on the Delhi Holt Bryant Unit. The above transportation costs and costs for CO2 are stipulated by the Parties to be the deemed costs for purposes of the Delhi Holt Bryant Unit, regardless of actual costs or other factors or circumstances. All CO2 injected into the Delhi Holt Bryant Unit shall be owned by the working interest owners proportionate to their interests. Any CO2 delivered to the Delhi Holt Bryant Unit and used by Buyer for any purpose other than in the Delhi Holt Bryant Unit shall be credited to the Total Net Cash Flow calculation as revenue at the same cost that the CO2 is charged as provided above.

            (3) Costs associated with building, owning, operating, and maintaining CO2 pipelines used by Buyer to deliver CO2 to the Delhi Holt Bryant Unit and within the Delhi Holt Bryant Unit, including pipelines from the source field for the CO2, shall not be included in the computation of the costs used to determine Total Net Cash Flow or "Payout", but shall only be used in computing the capital expenditure commitment set forth in Section 3.4. All such CO2 pipelines shall be owned solely by Buyer, and Seller shall not have or be entitled to any interest in such pipelines, reversionary or otherwise.


            (4) Seller's Reversionary Interests in the Delhi Holt Bryant Unit, after it reverts shall be subject to the terms and provisions of the Unit Operating Agreement. After such Reversionary Interests revert to Seller, Seller shall be liable for and shall assume and pay its proportionate working interest share of all subsequent costs associated with its working interest in the Delhi Holt Bryant Unit, including capital costs.

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            (5) If for any reason Seller desires not to accept the Reversionary
      Interests provided for in this Paragraph (b), and the obligations and liabilities associated with such Reversionary Interests, Seller may decline to accept such Interests by notifying Buyer in writing on or before fifteen (15) days after the effective date of reversion. After receipt of such a notice, Seller's right to the Reversionary Interests will terminate.

            (6) Prior to Payout Buyer shall provide to Seller (i) on a monthly basis operating reports covering revenues, operating expenses, capital expenditures, production and injection volumes and product prices received; and (ii) a quarterly statement (with all supporting documentation) identifying the status of Total Net Cash Flow amounts and Payout Statement for the Delhi Holt Bryant Unit; and (iii) Buyer shall further provide Seller with quarterly reports including historical and prospective technical information relating to the Delhi Holt Bryant Unit including, but not limited to injection and production data on a field and well basis, well logs, cores, tests and any other data necessary for Seller to perform its own technical analysis; and (iv) the right to request an annual technical presentation to be presented to Seller by the appropriate technical staff of Buyer. Seller shall have the right to conduct an annual audit of the accounts and records of Buyer (at a mutually convenient time during Assignor's normal business hours and in accordance with the Council of Petroleum Accountants Society guidelines and practices for audits by working interest owners) to verify the accounting for the Total Net Cash Flow amount and Payout. Such audits may be performed by Seller directly or through an independent accounting firm of its choice, but in each case at the Seller's sole cost and expense. Notwithstanding the above, all Payout accounting by Buyer during any calendar year shall conclusively be presumed true and correct after twenty four months following the end of any such calendar year, unless within the said twenty four month period, Seller takes written exception thereto and makes claim on Buyer for adjustments.

      (c) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing with respect to the Assets prior to the Effective Time;

      (d) all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any tax records which directly relate to any Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

      (e) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time; provided, however, Seller shall transfer to Buyer all claims and causes of action of Seller against prior owners of the Assets or third parties for Environmental Obligations or Liabilities that are not Retained Environmental Obligations or Liabilities;

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      (f) except as otherwise provided in Article 15, all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or
(iii) to any insurance or condemnation proceeds or awards;

      (g) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons and the unsold inventory of gas plant products, if any, attributable to the Leases as of the Effective Time;

      (h) claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

      (i) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets with respect to any period prior to the Effective Time;

      (j) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

      (k) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time; and

      (l) all of Seller's intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos.

      1.10. "HYDROCARBONS" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

      1.11. "INVENTORY HYDROCARBONS" shall mean all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) produced from or attributable to the Leases prior to the Effective Time which have not been sold by Seller and are in storage at the Effective Time.

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      1.12. "LEASES" shall mean, except to the extent constituting Excluded
Assets, any and all interests owned by Seller, including but without limitation those set forth on Exhibit "A," or which Seller is entitled to receive by reason of any participation, joint venture, farmin, farmout, joint operating agreement, unitization agreement, or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, mineral interests, and any other interests of Seller in Hydrocarbons, in the Delhi Holt Bryant Unit, Franklin, Madison and Richland Parishes, Louisiana (referred to herein as the "Delhi Holt Bryant Unit" as more fully described below), and in those lands located within the aerial boundaries of the Delhi Holt Bryant Unit (the "Delhi Holt Bryant Unit Lands" as more fully described below) , it being the intent hereof that the leases, properties and interests and the legal descriptions and depth limitations set forth on Exhibit "A," or in instruments described in Exhibit "A," if any, are for information only and the term "Leases" includes all of Seller's right, title and interest in the above described Hydrocarbon interests in the Delhi Holt Bryant Unit and in the Delhi Holt Bryant Unit Lands, other than the Excluded Assets, including but not limited to those described on Exhibit "A," or in instruments described in Exhibit "A," even though such interests may be incorrectly described in Exhibit "A" or omitted from Exhibit "A". For purposes of this Agreement, the Delhi Holt Bryant Unit in Franklin, Madison and Richland Parishes, Louisiana, shall be as described in and governed by Louisiana Department of Natural Resources, Office of Conservation Orders Nos.96-F, 96-F-1, 96-G-4 and 96-G-5, as amended and supplemented. The Delhi Holt Bryant Unit Lands, being those lands within the aerial boundaries of the Delhi Holt Bryant Unit, as to all depths, are described in Exhibit "A-1",

      1.13. "PERFORMANCE DEPOSIT" shall be as defined in Section 3.2.

      1.14. "REAL PROPERTY, PERSONAL PROPERTY AND INCIDENTAL RIGHTS" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used for the operation of the Leases:

      (a) all interests in the surface estate in Delhi Holt Bryant Unit Lands, including but not limited to those described on Exhibit "A";

      (b) all easements, rights-of-way, surface leases, permits, licenses, servitudes or other interests relating to the use of the surface, including but not limited to those described on Exhibit "A," or in instruments described in Exhibit "A";

      (c) all wells, including but not limited to those listed on Exhibit "A-2" attached hereto, whether or not such wells are active or inactive, along with all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, dehydration facilities, platforms, tank batteries, appurtenances, and improvements situated upon the Leases as of the Effective Time and used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the wells or Leases;

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      (d) all unit agreements, orders and decisions of state and federal regulatory authorities establishing units, joint operating agreements, enhanced recovery and injection agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent same is attributable to the Assets, as of the Effective Time, including but not limited to those described on Exhibit "A";

      (e) all contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, disposal and fractionating contracts, joint operating agreements, including but not limited to those described on Exhibit "A"; and

      (f) originals of all lease files, land files, well files, production records, division order files (including paysheets and supporting files), abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all geological, information and data, to the extent that such data is not subject to any third party restrictions, but excluding Seller's proprietary interpretations of same.

      1.15. "PURCHASE PRICE" shall be as defined in Section 3.1.

      1.16 "RETAINED ENVIRONMENTAL OBLIGATIONS OR LIABILITIES" shall mean, (i) any Environmental Obligations or Liabilities of any nature related to the Excluded Assets, and (ii) any Environmental Obligations or Liabilities associated with the Assets which arose prior to the Effective Time.

      Notwithstanding anything herein to the contrary, Retained Environmental Obligations or Liabilities shall not include any Environmental Obligations or Liabilities that (a) relate to NORM, or (b) relate to the plugging and abandonment of the wells listed on Exhibit "A-2" and any related surface restoration of these well sites, or (c) resulted from or relate to an activity or a condition with the Assets first occurring after the Effective Time.

      1.17. "RETAINED OBLIGATIONS" shall mean all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets prior to the Effective Time, including, but not limited to, all liabilities, duties, and obligations, express or implied, imposed upon Seller herein under the provisions of the Leases and any and all assignments, subleases, farmout agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby, whether recorded or unrecorded, and under all applicable laws, rules, regulations, orders and ordinances, including but not limited to the claims and suits set forth in Exhibit "F", except for those specifically included in the definition of "Assumed Obligations."

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      1.18. "UNIT OPERATING AGREEMENT" shall mean that certain unit operating agreement dated August 5, 1952, covering the Delhi Holt Bryant Unit, as may be amended, and which is attached hereto as Exhibit J.


                   ARTICLE 2. - AGREEMENT TO PURCHASE AND SELL

      Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets and to assume the Assumed Obligations.


                     ARTICLE 3. - PURCHASE PRICE AND PAYMENT

      3.1. PURCHASE PRICE.

      Subject to adjustment as set forth below, the Purchase Price for the Assets shall be fifty million dollars ($50,000,000.00), allocated among the Assets as provided in Exhibit "B."

      3.2. PERFORMANCE DEPOSIT.

      Immediately upon the execution hereof, Buyer shall tender to Seller, by bank wire transfer, a Performance Deposit equal to five million dollars ($5,000,000.00), being ten percent (10.0%) of the Purchase Price, which Performance Deposit shall be non-interest-bearing and non-refundable except as provided herein. If the Performance Deposit is not received by Seller by the close of business on the second business day after the execution of this Agreement, this Agreement shall be null and void, and the Parties shall have no further obligation to each other hereunder.

      3.3. FINAL SETTLEMENT/PURCHASE PRICE ADJUSTMENTS.

      Within one hundred twenty (120) days after Closing, Seller shall provide to Buyer, for Buyer's concurrence, an accounting (the "Final Settlement Statement") of the actual amounts of Seller's and Buyer's Credits for the adjustments set out in this Section 3.3. Buyer shall have the right for thirty
(30) days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments. The Parties shall attempt to resolve any disagreements on a best efforts basis. Those credits agreed upon by Buyer and Seller shall be netted and the final settlement shall be paid as directed in writing by the receiving party, on final adjustment by the party owing it (the "FINAL SETTLEMENT").

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      The Purchase Price shall be adjusted as follows:

      (a) The Purchase Price shall be adjusted upward by the following ("SELLER'S CREDITS"):

            (1) the value of (i) all Inventory Hydrocarbons, such value to be based upon the existing contract price for crude oil in effect as of the Effective Time, less severance taxes, transportation fees and other fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Assets; and (ii) the value of all of Seller's unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Seller and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the posted price in the field for said products;

            (2) the amount of all production expenses, operating expenses and all expenditures attributable to the operation of the Assets after the Effective Time and accrued by Seller prior to the Closing Date in accordance with generally accepted accounting principles and Section 11.1;

            (3) an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement; and

            (4) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

      (b) The Purchase Price shall be adjusted downward by the following ("Buyer's Credits"):

            (1) the total collected sales value of all Hydrocarbons sold by the Seller after the Effective Time, all of which are attributable to the Assets, and any other monies collected by the Seller with respect to the ownership of the Assets after the Effective Time, but excepting interest income.

            (2) the amount of all unpaid ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended;

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            (3) an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement; and

            (4) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

      (c) Seller shall prepare and deliver to Buyer, at least five business days prior to Closing, Seller's estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 3.3. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimate of any disputed amounts (and any such disputes shall be resolved by the Parties in connection with the resolution of the Final Settlement Statement).

      3.4 ADDITIONAL CAPITAL EXPENDITURE COMMITMENT BY BUYER.

            (a) As additional consideration for the execution of this Agreement by Seller, Buyer agrees to spend one hundred million dollars ($100,000,000.00) of cumulative capital expenditures (the "Required Cumulative Capital Expenditure Amounts") for the development of enhanced production operation of the Delhi Holt Bryant Unit, which will include but is not limited to the cost of field development, facilities and CO2 delivery pipelines. Buyer shall make the Required Cumulative Capital Expenditures Amounts on or before the Commitment Dates set forth below:

"COMMITMENT DATE"      "REQUIRED CUMULATIVE CAPITAL EXPENDITURE AMOUNT"
--------------------------------------------------------------------------------
December 31, 2007                           $17,500,000
December 31, 2008                           $35,000,000
December 31, 2009                           $52,500,000
December 31, 2010                           $70,000,000
December 31, 2011                           $87,500,000
December 31, 2012                           $100,000,000

If the Buyer spends in excess of one hundred million dollars ($100,000,000.00) prior to the end of December 31, 2012, the development obligation has been fulfilled.

      (b) In the event Buyer fails to expend the Required Cumulative Capital Expenditure Amounts by the Commitment Dates set forth in (b) above, Seller shall be entitled to a cash payment equal to ten percent, (10.0%) of the difference between the Required Cumulative Capital Expenditure Amounts for the applicable Commitment Date and the cumulative capital expenditures actually expended by Buyer from the Effective Date through such applicable Commitment Date (hereinafter referred to as the "SHORTAGE PAYMENT"). Said Shortage Payment shall be paid by Buyer to Seller within thirty (30) days after each Commitment Date.

              ARTICLE 4. - SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller represents and warrants to Buyer as of the date hereof, and the Closing Date that:

      (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in Louisiana;

      (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. Effective as of Closing, the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of its governing documents or any agreement or instrument to which it is a party or by which it is bound (except any provision contained in agreements customary in the oil and gas industry relating to (1) the Preferential Purchase Rights (defined below) as to all or any portion of the Assets; (2) required consents to transfer and related provisions; (3) maintenance of uniform interest provisions; and (4) any other third-party approvals or consents contemplated herein), or any judgment, decree, order, statute, rule, or regulation applicable to Seller;

      (c) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

      (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Seller threatened against Seller;

      (e) The execution, delivery and performance (effective as of Closing) of this Agreement, and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller.

      (f) Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein;

      (g) Other than as set forth in Exhibit "F", there are no claims, investigations, demands, actions, suits, or administrative, legal or arbitration proceedings (including condemnation, expropriation, or forfeiture proceedings) pending, or to the knowledge of Seller threatened, against Seller or any of its affiliates, or any Asset: (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, individually or in the aggregate, would adversely affect the Assets.

      (h) Seller has not intentionally or willfully misrepresented or omitted any material information requested by Buyer about the Assets;

      (i) The transfer of the Assets to Buyer will not violate at the Closing Date any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Assets;

      (j) Except as disclosed by Seller in writing, if Seller is the operator of an Asset, to Seller's knowledge, it is in material compliance with all laws, rules, regulations and orders pertaining to the Assets, including Environmental Laws, which representation and warranty shall not survive the Closing of the transaction contemplated by this Agreement;

      (k) Except as disclosed by Seller in writing, if Seller is the operator of an Asset, to Seller's knowledge, it has all governmental permits necessary for the operation of the Asset and is not in material default under any permit, license or agreement relating to the operation and maintenance of the Assets, which representation and warranty shall not survive the Closing of the transaction contemplated by this Agreement;

      (l) Except as set forth on Exhibit "H", there are no waivers, consents to assign, approvals or similar rights owned by third parties and required in connection with the conveyance of the Assets from Seller to Buyer;

      (m) Except as set forth on Exhibit "H", there are no rights of first refusal, preferential rights, preemptive rights or contracts, or other commitments or understandings of a similar nature to which Seller is a part or to which the Assets are subject;

      (n) No Hydrocarbons produced or to be produced from the Leases are subject to any gas sales contracts other than those identified on Exhibit "H" and, no third party has any call upon, option to purchase, dedication rights or similar rights with respect to the hydrocarbons produced to be produced from Seller's interest in the Leases; and

      (o) Except as set forth on Exhibit "G", there are no oil or gas production imbalances with respect to the Leases;

               ARTICLE 5. - BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer represents and warrants to Seller as of the date hereof, and the Closing Date that:

      (a) Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is duly qualified to carry on its business in those states where it is required to do so;

      (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's articles of incorporation, partnership agreement(s), by-laws or governing documents or any agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Buyer;

      (c) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Buyer;

      (d) this Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

      (e) there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Buyer;

      (f) Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein;

      (g) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, accounting, and other professional counsel concerning this Agreement, the Assets and the value thereof;

      (h) Buyer has, or by Closing will have, the financial resources to close the transaction contemplated by this Agreement, whether by third party financing or otherwise; and

      (i) Buyer acknowledges the existence of the claims and suits described in Exhibit "F" and that these claims and suits are Permitted Encumbrances as set forth in Section 8.1(e). Buyer further acknowledges that Buyer has, or by Closing will have, legal counsel of its choice fully review those claims and suits identified on Exhibit "F".


               ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

      6.1. TITLE FILES.

      Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements, title curative, other title materials and agreements pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

      6.2. OTHER FILES.

      Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all production, well, regulatory, engineering and geological information, accounting information, environmental information, inspections and reports, and other information, files, books, records, and data pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller, excepting economic evaluations and Seller's proprietary interpretations of same, reserve reports and any such information that is subject to confidentiality agreements or to the attorney/client and work product privileges. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

      6.3. CONFIDENTIALITY AGREEMENT.

      All information made available to Buyer pursuant to Article 6 shall be maintained confidential by Buyer until Closing. The information protected by such confidentiality obligation does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by Buyer), or which after such disclosure comes into the public domain through no fault of Buyer or its representatives, or (ii) is or was available to Buyer on a nonconfidential basis, or (iii) is already known to Buyer, as evidenced by Buyer's written records, at the time of its disclosure by Seller to Buyer. Buyer may disclose the information or portions thereof to those employees, agents or representatives of Buyer who need to know such information for the purpose of assisting Buyer in connection with its performance of this Agreement. Further, in the event that Buyer is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the information, Buyer shall provide Seller with prompt written notice of such request or requirement, so that Seller may seek such protective order or other appropriate remedy as it may desire. Buyer shall further take reasonable steps to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 6.3.

      6.4. INSPECTIONS.

      Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets for all purposes, including any Environmental Defects.


      6.5. NO WARRANTY OR REPRESENTATION ON SELLER'S INFORMATION.

      EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK.

      6.6. AMENDMENTS TO EXHIBITS.

      Seller and Buyer acknowledge that Buyer's inspection of Seller's records and files, or further review by Seller, prior to Closing may indicate that some or all of the Exhibits attached to this Agreement were not complete or entirely correct at the time of execution of this Agreement. Accordingly, Seller and Buyer agree to revise and amend the Exhibits, as needed, so that they will be complete and accurate at Closing and shall be given effect as if made on the Closing Date prior to Closing, in the event Closing occurs. It is understood, however, that such revisions or amendments shall not otherwise be taken into account in giving effect to any representations, rights, options, conditions, covenants and obligations of the Parties contained in this Agreement as originally executed unless and until after Closing occurs.


               ARTICLE 7. - ENVIRONMENTAL MATTERS AND ADJUSTMENTS

      7.1. Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the Assets. If, in the course of conducting such investigation, Buyer discovers that any Asset is subject to a material Environmental Defect, Buyer may raise such Environmental Defect in the manner set forth hereafter. For purposes hereof, the term "material" shall mean that the Buyer's good faith estimate, supported by documentation, of the cost of remediating any single Environmental Defect, or the net reduction in value of the Asset affected by such Defect, whichever is lesser, exceeds twenty five thousand dollars ($25,000.00), the Parties agreeing that such amount will be a per Asset deductible rather than a threshold. No later than 5:00 p.m. Central Time on May 22, 2006 (the "Environmental Defect Notice Date"), Buyer shall notify Seller in writing specifying such Environmental Defects, if any, the Assets affected thereby, and Buyer's good faith estimate of the costs of remediating such defects, or the net reduction in value of the Assets affected by such defects, whichever is lesser, together with supporting documentation. Seller may, but shall be under no obligation to, correct at its own cost and expense such defects on or before the Closing Date, in which case there shall be no reduction to the Purchase Price. Prior to Closing, Buyer and Seller shall treat all information regarding any environmental conditions as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same without the written consent of the other party unless required by law.

      7.2. If Buyer fails to notify Seller prior to or on the Environmental Defect Notice Date, of any Environmental Defects, all defects, whether known or unknown, will be deemed waived for purposes of adjustments pursuant to this
Article 7, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the defects, and Buyer shall assume the risks, liability and obligations associated with such defects, unless such defects constitute Retained Environmental Obligations or Liabilities of Seller.

      7.3. In the event any Environmental Defect, for which notice has been timely given as provided hereinabove, remains uncured as of Closing, Seller, at its sole option, shall, (i) agree to cure or remediate any Defect within a reasonable time after Closing and without any reduction to the Purchase Price in a manner acceptable to both Parties, or (ii) reduce the Purchase Price by the amount of the Environmental Defect Value as determined pursuant to Section 8.4, and subject to application of the twenty five thousand dollars ($25,000.00) deductible and the Aggregate Defect Basket described in Section 7.4.

      7.4 The Parties agree that adjustments to the Purchase Price under this
Article 7 and Article 8 shall only occur to the extent that the aggregate Environmental Defects and Title Defects, collectively, exceed five hundred thousand dollars ($500,000.00) (the "Aggregate Defect Basket") after taking the applicable materiality deductible into account. For the avoidance of doubt and by way of example only, if there are a total of two (2) Environmental Defects of three hundred thousand dollars ($300,000.00) and two hundred thousand dollars ($200,000.00) and two (2) Title Defects of one hundred fifty thousand dollars ($150,000.00) and ten thousand dollars ($10,000.00), the total adjustment would be seventy five thousand dollars ($75,000.00) [being two hundred seventy five thousand dollars ($275,000.00) for Environmental Defect #1, plus one hundred seventy five thousand dollars ($175,000.00) for Environmental Defect #2, plus one hundred twenty five thousand dollars ($125,000.00) for Title Defect #1 and zero ($0) for Title Defect #2, minus five hundred thousand dollars ($500,000.00) for the Aggregate Defect Basket].

      7.5 In the event any adjustment to the Purchase Price is made due to an Environmental Defect raised by Buyer, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the Defect, and the Defect shall become an Assumed Obligation of Seller.


                   ARTICLE 8. - TITLE DEFECTS AND ADJUSTMENTS

      8.1. DEFINITIONS.

      For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

      (a) "ALLOCATED VALUE" shall mean the dollar amount allocated to each Asset as set forth on Exhibit "B."

      (b) "DEFENSIBLE TITLE", subject to and except for the Permitted Encumbrances (as hereinafter defined), means:

            (1) As to the Leases, such title held by Seller and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Lease or Leases are located that (a) entitles Seller and will entitle Buyer, after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than a net revenue interest of at least eighty percent (80.0%) of all oil and gas produced, saved and marketed from or attributable to the Delhi Holt Bryant Unit, excluding Permitted Encumbrances; (b) obligates Seller, and will obligate Buyer after Closing, to bear one hundred percent (100.0%) of the costs and expenses relating to the maintenance, development and operation of such Delhi Holt Bryant Unit, ; (c) the Leases are free and clear of any liens, claims or encumbrances of any kind or character as of the Closing, except permitted encumbrances; and (d) the Seller is not in default under a material provision of any Lease, Unit Operating Agreement, or other contract or agreement affecting the Leases;

            (2) As to personal property included in the Assets, record title to such property is free and clear of any liens, claims or encumbrances of any kind or character as of the Closing, except Permitted Encumbrances; and

            (3) As to all other Assets, (a) such Assets are free and clear of any liens, claims or encumbrances of any kind or character as of the Closing; and (b) the Seller is not in default under a material provision of any Lease, operating agreement, or other contract or agreement affecting such Assets.

      (c) "Title Defect" shall mean (i) any matter which causes Seller to have less than Defensible Title to any of the Assets as of the Closing Date, or (ii) any matter that causes one or more of the following statements to be untrue, except for Permitted Encumbrances:

            (1) Seller has not received written notice from any governmental authority or any other person (including employees) claiming any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority with respect to the Assets.

            (2) Seller, or the Operator of an Asset, has complied in all material respects with the provisions and requirements of all orders, regulations and rules issued or promulgated by governmental authorities having jurisdiction with respect to the Assets and has filed for and obtained all governmental certificates, permits and other authorizations necessary for Seller's current operation of the Assets other than permits, consents and authorizations required for the sale and transfer of the Assets to Buyer;

            (3) Seller has not materially defaulted or materially violated any agreement to which Seller is a party or any obligation to which Seller is bound affecting or pertaining to the Assets other than as disclosed hereunder or on any exhibit attached hereto;

            (4) The Leases included within the Assets are in full force and effect; and

            (5) All taxes, rentals, royalties, operating costs and expenses, and other costs and expenses related to the Assets which are due from or are the responsibility of Seller have been paid.

      (d) "TITLE DEFECT PROPERTY" shall mean any Lease or Asset or portion thereof burdened by a Title Defect.

      (e) "PERMITTED ENCUMBRANCES" shall mean any of the following matters:

            (1) defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings;

            (2) defects or irregularities arising out of uncancelled mortgages, judgments or liens, the inscriptions of which, on their face, have expired as a matter of law prior to the Effective Time, or prior unreleased oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time and have not been maintained in force and effect by production or operations pursuant to the terms of such leases;

            (3) tax liens and operator's liens for amounts not yet due and payable, or those that are being contested in good faith by Seller in the ordinary course of business;

            (4) to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Assets and do not impair Seller's right to receive the revenues attributable thereto: (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, lakes, reservoirs or the like,
      (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses, and (iii) the terms and conditions of all leases, agreements, orders, instruments and documents pertaining to the Assets;

            (5) all lessors' royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller in any well affected thereby to the extent that Seller will not be able to deliver to Buyer at Closing, a net revenue interest of at least eighty percent (80.0%) of all oil and gas produced, saved and marketed from or attributable to the Delhi Holt Bryant Unit or impair the right to receive revenues attributable thereto, it being understood that the McGowan wellbores are not being delivered to Buyer;

            (6) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

            (7) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

            (8) defects or irregularities of title arising out of events or transactions which have been barred by limitations or by acquisitive or liberative prescription;

            (9) any encumbrance or other matter having an aggregate adverse effect on the value of the Assets of less than twenty five thousand dollars ($25,000), the Parties agreeing that such amount will be a per Asset deductible rather than a threshold;

            (10) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; and

            (11) any encumbrance or other matter (whether or not constituting a "Title Defect") expressly waived in writing by Buyer or listed on Exhibit "F", including the McGowan wellbores not delivered by Seller.

      8.2. NOTICE OF TITLE DEFECTS.

      No later than 5:00 p.m. Central Time on May 22, 2006 (the "TITLE DEFECT NOTICE DATE"), Buyer may provide Seller written notice of any Title Defect along with a description of those matters which, in Buyer's reasonable opinion, constitute Title Defects and setting forth in detail Buyer's calculation of the value for each Title Defect. Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Title Defects prior to Closing, in a manner acceptable to both Parties, in which case no reduction in the Purchase Price shall be made. Buyer's failure to deliver to Seller such notice on or before the Defect Notice Date shall be deemed a waiver by Buyer of all Title Defects, known or unknown, that Seller does not have notice of from Buyer on such date. Any defect or deficiency concerning Seller's title to the Assets not asserted by Buyer on or prior to the Title Defect Notice Date shall be deemed waived by Buyer for purposes of any adjustment to the Purchase Price, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the defects, and Buyer shall assume the risks, liability and obligations associated with such defects. However, such waiver shall not effect or impair the warranties of Seller set forth in Section 8.5 or the indemnity obligations of Seller as set forth in Article 17.

      8.3. TITLE DEFECT ADJUSTMENT.

      (a) In the event any Title Defect, for which notice has been timely given as provided hereinabove, remains uncured as of Closing, Seller shall have the opportunity to cure, until sixty (60) days after Closing ("CURE PERIOD"), such Title Defect. In the alternative, Seller may elect to (i) cure such Title Defect by indemnifying Buyer against any damages, claims or expenses that may arise out of such Title Defect, subject to the provisions of Section 8.3(c) below, with no reduction in the Purchase Price; or (ii) reduce the Purchase Price by an amount equal to the Title Defect Value as determined pursuant to Section 8.4, and subject to application of the twenty five thousand dollars ($25,000.00) deductible and the Aggregate Defect Basket described in Section 7.4. Should Seller elect either alternative "(i)" (indemnity) or "(ii)" (price reduction) in this Section 8.3(a), those Assets affected by the Title Defect shall be transferred to Buyer at Closing.

      (b) If Seller elects to attempt to cure a Title Defect after Closing, Closing with respect to the portion of the Assets affected by such Title Defect will be deferred (the "Closing Deferred Property"). Closing with respect to all other Assets will proceed as provided in this Agreement, but the Base Purchase Price delivered to Seller at such initial Closing shall be reduced by the Allocated Value of all Closing Deferred Properties. If Seller cures any Title Defect within the Cure Period, then the Closing with respect to the Closing Deferred Property for which such Title Defect has been cured will proceed and will be finalized within seven (7) days following the end of the Cure Period. If Seller fails or refuses to cure any Title Defect prior to the expiration of the Cure Period, Seller shall notify Buyer in writing of such failure or refusal promptly upon the expiration of the Cure Period. In this event, Buyer shall have the right to elect by written notice to Seller, which notice shall be delivered within seven (7) days after receipt by Buyer of Notice from Seller of such failure or refusal to cure any such Title Defect, to waive all of the Title Defects applicable to any Closing Deferred Property (which waived Title Defects shall be deemed Permitted Encumbrances) and proceed to Closing on such Closing Deferred Property. If Buyer does not elect to waive an existing Title Defect, Seller shall retain the Closing Deferred Property and the Parties shall have no further obligation with respect thereto. In the event that any such property is retained by Seller and such property has been receiving revenue, without complaint, for a period in excess of two (2) years, then Buyer agrees (i) not to take any action to interfere with such revenue stream, and (ii) to the extent that Buyer becomes payor of such revenue, to pay Seller such revenue upon receipt of an indemnity agreement from Seller.

      (c) The following provisions shall apply to an election by Seller under the second sentence of Section 8.3(a) to cure a Title Defect by indemnifying Buyer with regard to such Title Defect:

            (1) Seller's indemnity shall be limited to a period of two (2) years from the Effective Time.

            (2) In no event shall Seller's indemnity exceed the amount of the Title Defect Value as determined under Section 8.4 hereof.

            (3) Seller's indemnity shall be freely transferable by Buyer to its successors and assigns of the Assets affected by such Title Defect, including without limitation, any lender to Buyer and any purchaser of such Assets, whether directly from Buyer or through any foreclosure proceeding; and

            (4) If the Title Defect Value, as determined under Section 8.4 hereof, individually or in the aggregate, for one or more Title Defects to be covered by the Seller's indemnity exceeds seven hundred fifty thousand dollars ($750,000.00) (after application of the appropriate deductible(s) and without application of the Aggregate Defect Basket provided for in
      Section 7.4), Seller shall have no right under the second sentence of
      Section 8.3(a) to indemnify Buyer with regard to such Title Defects without Buyer's consent.

      (d) In the event any adjustment to the Purchase Price is made due to a Title Defect raised by Buyer, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the Defect, and such Defect shall become an Assumed Obligation of Seller.

      8.4. ENVIRONMENTAL DEFECT AND TITLE DEFECT VALUES.

      Upon timely delivery of notice of an Environmental or Title Defect, Buyer and Seller shall use their best efforts to agree on the validity and value of the claim for the purpose of making any adjustment to the Purchase Price based on the provisions herein ("ENVIRONMENTAL OR TITLE DEFECT VALUE"). Notwithstanding anything to the contrary set forth herein, the Environmental or Title Defect Value and any related adjustment to the Purchase Price shall in no event exceed the Allocated Value of the affected Asset. In determining the Value of an Environmental or Title Defect, it is the intent of the Parties to include, to the extent possible, only that portion of the lands, leases and wells, or other Assets, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the Defect. The following guidelines shall be followed by the Parties in establishing the Value of any Environmental or Title Defect for the purpose of adjusting the Purchase Price if (a) the validity of the claim is agreed to by the Parties, (b) proper notice has been timely given, and (c) subject to (i) application of the appropriate deductibles as set forth in this agreement for Environmental Defects and Title Defects , and (ii) application of the Aggregate Defect Basket requirement as set forth in Section
7.4 for Environmental and Title Defects:

      (a) If the Title Defect is based on a difference in net revenue interest or expense interest from that shown on Exhibit "B" for the affected property, then the Purchase Price shall be proportionately reduced or increased as the case may be.

      (b) If the Environmental or Title Defect is liquidated in amount (for example, but not limited to, a lien, encumbrance, charge or penalty), then the adjustment to the Purchase Price shall be the lesser of (1) the sum necessary to be paid to the obligee to remove the Defect from the property, or (2) the decrease in the fair market value of the Asset as a result of the Defect.

      (c) If the Environmental or Title Defect represents an obligation or burden upon the affected property for which the economic detriment is not liquidated but can be estimated with reasonable certainty as agreed to by the Parties, the adjustment to the Purchase Price shall be the sum necessary to compensate Buyer at Closing for the adverse economic effect which the Environmental or Title Defect will have on the affected property. This sum shall be the lesser of (1) the cost of remediating the Defect, or (2) the decrease in the fair market value of the Asset as a result of the Defect. The fair market value determination shall be made by the Parties in good faith taking into account all relevant factors, including, but not limited to, the following:

            (1) the Allocated Value of the leases, lands, wells and other Assets affected by the Environmental or Title Defect;

            (2) the productive status of the affected Asset (i.e., proved developed producing, etc.) and the present value of the future income expected to be produced therefrom;

            (3) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and

            (4) the economic effect of the Environmental or Title Defect.

      (d) If the Value of the Environmental or Title Defect cannot be determined using the above guidelines, and if the Parties cannot otherwise agree on the amount of an adjustment to the Purchase Price, or if the validity of the claim as to an Environmental or Title Defect cannot be agreed upon, then the Closing shall include the Asset(s) affected thereby. If the validity of the claim is in dispute, there shall be no adjustment to the Purchase Price at Closing. If the value of the claim is in dispute, the Purchase Price at Closing shall be adjusted by Seller's good faith estimate of the value thereof. In either case, Buyer shall have the right, exercisable within ninety (90) days after the Closing Date, to refer the disputed matter to mediation and arbitration in accordance with the dispute resolution procedures set forth in Exhibit "I." Subject to the terms of Exhibit "I", the decision of the arbitrator regarding any Environmental or Title Defect Dispute shall be final as between the Parties, provided in no event shall the value of the disputed Environmental or Title Defect exceed the Allocated Value of the affected Asset.

      8.5. TITLE WARRANTY.

      SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE ASSETS TO BUYER AS PROVIDED IN THE FORM OF CONVEYANCE, ASSIGNMENT AND BILL OF SALE ATTACHED AS EXHIBIT "C" HERETO. THE CONVEYANCE, ASSIGNMENT AND BILL OF SALE SHALL BE MADE WITHOUT WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WITHOUT RECOURSE, EVEN AS TO THE RETURN OF THE PURCHASE PRICE OR OTHER CONSIDERATION, EXCEPT THAT SELLER SHALL WARRANT TITLE TO THE ASSETS WITHIN THE DELHI HOLT BRYANT UNIT (AND ONLY SUCH ASSETS) AGAINST ALL CLAIMS, LIENS, BURDENS AND ENCUMBRANCES ARISING BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE AND NOT WITH RESPECT TO ANY IMPAIRMENT OR FAILURE OF TITLE RELATED TO ANY LACK OF PRODUCTION IN PAYING QUANTITIES. THE CONVEYANCE, ASSIGNMENT AND BILL OF SALE SHALL BE MADE WITH FULL SUBSTITUTION AND SUBROGATION TO BUYER IN AND TO ALL COVENANTS AND WARRANTIES BY OTHERS HERETOFORE GIVEN OR MADE TO SELLER WITH RESPECT TO THE ASSETS.

      IMBALANCES WITH RESPECT TO OIL OR NATURAL GAS ARE GOVERNED BY ARTICLE 18 HEREOF. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT.


                        ARTICLE 9. - OPTION TO TERMINATE

      If (a) the aggregate of the Values attributable to all Environmental and Title Defects determined pursuant to Articles 7 and 8 and the provisions of the next paragraph below, shall exceed five million dollars ($5,000,000.00) after the application of the Aggregate Defect Basket set forth in Section 7.4, or (b) the Values attributable to either such Title Defects or Environmental Defects determined in the same manner, considered separately and excluding application of the Aggregate Defect Basket, exceed two million five hundred thousand dollars ($2,5000,000.00), then either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination to the other Party at any time prior to Closing. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest, within five (5) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder.

      In the event of a dispute between Seller and Buyer as to an Environmental or Title Defect Value, the Parties shall negotiate in good faith as to estimates of the values attributable to Environmental and Title Defects for purposes of this Article 9 only. Should the Parties be unable to agree on a value, the Buyer's good faith estimate of the value shall be utilized.

                   ARTICLE 10. - PREFERENTIAL PURCHASE RIGHTS
                          AND CONSENTS OF THIRD PARTIES

      10.1. ACTIONS AND CONSENTS.

      (a) Seller and Buyer agree that each shall use all reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

      (b) Seller shall notify all holders of (i) preferential rights to purchase the Assets ("PREFERENTIAL PURCHASE RIGHTS"), (ii) rights of consent to the assignment, or (iii) rights of approval to the assignment of the Assets, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall promptly notify Buyer if any Preferential Purchase Rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such Preferential Purchase Rights are timely and properly exercised, or Seller is unable to obtain a necessary consent or approval prior to Closing, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof as provided in Exhibit "B." If any additional Preferential Purchase Rights are discovered after Closing, or if a third party Preferential Purchase Rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party Preferential Purchase Rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Buyer's sole remedy against Seller shall be return by Seller to Buyer of that portion of the Purchase Price allocated under Exhibit "B" to the portion of the assets on which such rights are exercised and lost by Buyer to such third party. The Parties agree that the Allocated Values for properties subject to Preferential Purchase Rights shall be the sole responsibility of Buyer, and Buyer agrees to indemnify and hold Seller harmless from all liability and claims related to the reasonableness of such values.

      (c) With respect to any portion of the Assets for which a Preferential Purchase Right has not been asserted prior to Closing or a consent or other approval to assign has not been granted and for which the time for election to exercise such Preferential Purchase Right or to grant such consent has not expired, Closing with respect to the portion of the Assets subject to such outstanding obligations will be deferred (the "Third Party Interests"). Closing with respect to all other Assets will proceed as provided in this Agreement, but the Base Purchase Price delivered to Seller at Closing will be reduced by the allocated value of the Third Party Interests. In the event that within ninety
(90) days after Closing any such Preferential Purchase Right is waived or consent or approval is obtained or the time for election to purchase or to deliver a consent or approval passes (such that under the applicable documents, Seller may sell the affected Third Party Interest to Buyer), then the Closing with respect to the applicable portion of the Third Party Interests will proceed promptly. If such waivers, consents or approvals as are necessary are not received by Seller within the applicable ninety (90) day period, Seller shall retain such Third Party Interests and the Parties shall have no further obligation to each other with respect thereto.

                        ARTICLE 11. - COVENANTS OF SELLER

      11.1. COVENANTS OF SELLER PENDING CLOSING.

      (a) From and after the date of execution of this Agreement and until the Closing, and subject to Section 11.2 and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets as a reasonable and prudent operator and in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Prior to Closing, Seller shall use all reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Seller owns an interest, and shall perform all obligations of Seller in or under all such agreements relating to the Assets; provided, however, Buyer's sole remedy for Seller's breach of its obligations under this Section 11.1(a) shall be limited to the amount of that portion of the Purchase Price allocated in Exhibit "B" to that portion of the Assets affected by such breach. Seller shall, except for emergency action taken in the face of serious risk to life, property, or the environment (1) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than twenty five thousand dollars ($25,000.00); (2) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets; (3) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; and (4) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer's prior written approval. On any matter requiring Buyer's approval under this Section 11.1(a), Buyer shall respond within five (5) days to Seller's request for approval and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter. With respect to emergency actions taken by Seller in the face of serious risk to life, property, or the environment, without prior approval of Buyer pursuant to the provisions above, Seller will advise Buyer of its actions as promptly as reasonably possible and consult with Buyer as to any further related actions.

      (b) Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

      11.2. LIMITATIONS ON SELLER'S COVENANTS PENDING CLOSING.

      To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 11.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance as would a reasonable prudent operator and within the constraints of the applicable operating agreements and other applicable agreements.


                        ARTICLE 12. - CLOSING CONDITIONS

      12.1. SELLER'S CLOSING CONDITIONS.

      The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

      (a) all representations and warranties of Buyer contained in this Agreement shall be true, accurate, and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed, satisfied and complied with all agreements and covenants required by this Agreement to be performed, satisfied and complied with by Buyer at or prior to the Closing;

      (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer, and an officer's certificate of Buyer confirming the same;

      (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

      (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

      12.2. BUYER'S CLOSING CONDITIONS.

      The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

      (a) all representations and warranties of Seller contained in this Agreement shall be true, accurate, and not misleading in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed, satisfied and complied with all agreements and covenants required by this Agreement to be performed, satisfied and complied with by Seller at or prior to the Closing;

      (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller, and an officer's certificate of Seller confirming the same;

      t 6 0 (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

      (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.


                              ARTICLE 13. - CLOSING

      13.1. CLOSING.

      The closing of this transaction (the "CLOSING") shall be held at the offices of Seller on May 31, 2006, or at such earlier date or place as the Parties may agree in writing (herein called "CLOSING DATE"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties. On or before five (5) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

      13.2. SELLER'S CLOSING OBLIGATIONS.

      At Closing, except to the extent comprising the Excluded Assets, Seller shall deliver to Buyer the following:

      (a) the Assignment and Conveyance substantially in the form attached hereto as Exhibit "C" and such other documents as may be reasonably necessary to convey all of Seller's interest in the Assets to Buyer in accordance with the provisions hereof;

      (b) a nonforeign affidavit executed by Seller in the form attached as Exhibit "D";

      (c) appropriate regulatory forms appointing Buyer as the operator for those Assets which Seller operates;

      (d) copies of all third-party waivers, consents, approvals, permits and actions obtained;

      (e) exclusive possession of the Assets;

      (f) letters-in-lieu of transfer orders in form acceptable to Seller and Buyer;

      (g) a Reporting and Accounting Memorandum executed by Seller in the form attached as Exhibit "E"; and

      (h) releases of all mortgages, liens and similar encumbrances burdening the Assets in form and substance reasonably satisfactory to Buyer.

      13.3. BUYER'S CLOSING OBLIGATIONS.

      At Closing, Buyer shall deliver to Seller (i) by wire transfer in immediately available funds to a bank account or accounts designated by Seller, the Purchase Price (less the Performance Deposit) as adjusted by Section 3.3, and (ii) a Reporting and Accounting Memorandum executed by Buyer in the form attached as Exhibit "E."

      13.4. JOINT CLOSING OBLIGATIONS.

      Both Parties at Closing shall execute a Settlement Statement evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

              ARTICLE 14. - LIMITATIONS ON WARRANTIES AND REMEDIES

      THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION. BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

      BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 (1870) THROUGH 2548 (1870), AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475; BUYER WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2520, ET SEQ; BUYER ACKNOWLEDGES THAT THIS EXPRESS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ABOVE DESCRIBED PROPERTY.

                  ARTICLE 15. - CASUALTY LOSS AND CONDEMNATION

      If, prior to the Closing, all or any portion of the Assets is destroyed by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss" and limited to property damage or taking only), Buyer and Seller must agree prior to Closing either (i) to delete that portion of the Assets which is subject to the Casualty Loss from the Assets, and the Purchase Price shall be reduced by the value allocated to the deleted interest as set out in Exhibit "B," or (ii) for Buyer to proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall pay, at the Closing, to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all insurance proceeds received by Seller as well as all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking. If the allocated value of that portion of the Assets affected by the casualty Loss as shown on Exhibit "B" exceeds two million five hundred thousand dollars ($2,500,000.00), Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, the transaction shall not close and thereafter neither Buyer nor Seller shall have any liability or further obligations to the other hereunder. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.


                       ARTICLE 16. - DEFAULT AND REMEDIES

      16.1. SELLER'S REMEDIES.

      If Seller and Buyer close the transaction contemplated by this Agreement on or before the Closing Date, as it may be extended in accordance herewith, the Performance Deposit will be applied to the Purchase Price and the amount due from Buyer at Closing will be reduced by the amount of the Performance Deposit. If the transaction contemplated by this Agreement does not close on or before the Closing Date, as it may be extended in accordance herewith, because (a) Seller is unable, unwilling or refuses to close, or because (b) a condition to Buyer's obligation to close, as set forth in Section 12.2, is not satisfied, or because (c) Buyer terminates this Agreement under the provisions of Articles 9 or 15, or as elsewhere provided for and allowed in this Agreement, unless Buyer chooses the remedy of specific performance, if applicable, as set forth in
Section 16.2, Seller will refund the Performance Deposit to Buyer, without interest, within five (5) days following the later of the Closing Date or any extension thereof in accordance with the provisions of this Agreement. If for any reason other than those set forth in subparagraphs (a), (b) and (c) above, Buyer fails, refuses or is unable to close the transaction contemplated by this Agreement on or before the Closing Date, as it may be extended in accordance herewith, Seller shall retain the Performance Deposit as a liquidated damage and not as a penalty, and terminate this Agreement, as Seller's sole and exclusive remedies for such default, all other remedies (except as expressly retained in Section 16.3) being expressly waived by Seller.

      16.2. BUYER'S REMEDIES.

      Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option and in addition to any other remedies it may have at law or equity, may (i) enforce specific performance, or (ii) terminate this Agreement. In the event Buyer elects to terminate this Agreement as set forth above, Seller shall immediately return the Performance Deposit to Buyer, without interest.

      16.3. OTHER REMEDIES.

      Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Section 6.3 (and the confidentiality agreements referenced therein). The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party. Notwithstanding the provisions of Sections 16.1 and 16.2, the remedy of mediation and arbitration provided in Section 8.4(d) shall be the exclusive remedy for the matters provided for in such Section.

      16.4. EFFECT OF TERMINATION.

      In the event of termination of this Agreement under this Article 16, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.


                     ARTICLE 17. - ASSUMPTION AND INDEMNITY

      17.1. ASSUMED OBLIGATIONS; PRE-CLOSING LIABILITIES.

      Upon and after Closing Buyer shall own the Assets, together with all the rights, duties, obligations, and liabilities accruing after Closing, including the Assumed Obligations and Buyer's indemnity obligations hereunder. Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations and Buyer's indemnity obligations. Seller agrees to retain and pay, perform, fulfill and discharge all Retained Obligations, and Seller's indemnity obligations.

      17.2. BUYER'S INDEMNITY.

      BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER AND SELLER'S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, PUNITIVE DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR THE DEFENSE THEREOF (COLLECTIVELY THE "CLAIMS"), WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF THE ASSUMED OBLIGATIONS.

      17.3. SELLER'S INDEMNITY.

      SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER AND BUYER'S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF THE RETAINED OBLIGATIONS.

      17.4. NEGLIGENCE.

      THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTIES HERETO.

      17.5. BROKER OR FINDER'S FEE.

      Each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, punitive damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.


                          ARTICLE 18. - GAS IMBALANCES

      Seller and Buyer will use their best efforts to update (to the Effective
Time) the gas imbalance volume amounts listed on Exhibit "G." If, prior to the Final Settlement Date, either party hereto notifies the other party hereto that the volumes set forth in Exhibit "G" are incorrect, then Buyer or Seller will pay the other at the Final Settlement, as appropriate, an amount equal to the NYMEX price at the end of the month in which the variance occurs, per net mmbtu variance from the net imbalance shown on Exhibit "G." Subject to such adjustment on the Final Settlement Date, as of the Closing Buyer agrees to assume any liability and obligation for gas production imbalances (whether over or under) attributable to the Assets. Except as set forth in this Article 18, in assuming this liability at Closing, Buyer shall not be obligated to make any additional payment over the Purchase Price to Seller, and Seller shall not be obligated to refund any of said price to reimburse Buyer for any over-balances existing at the time of sale.

                  ARTICLE 19. - PREFERENTIAL RIGHT TO PURCHASE
                      AND AREA OF MUTUAL INTEREST PROVISION

      19. 1 PREFERENTIAL RIGHT TO PURCHASE.

      This Agreement is also made expressly subject to a Preferential Right to Purchase, the terms and conditions of which are as follows:

      (a) In the event Seller or Buyer receives a bona fide offer from a third party to purchase all or a part of the interests of Seller (reserved overriding royalty interest or reversionary working interest, before or after reversion) or Buyer (the "SELLING PARTY") in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest (including interests hereafter owned or acquired), and once the Selling Party and a proposed transferee have fully negotiated the principal terms and conditions of a transfer (which principal terms shall include all material terms and conditions necessary for a purchaser to make an informed decision including, but not necessarily limited to, price, timing, scope, character and description of the interests to be transferred, agreed indemnities, reservations and exclusions), Selling Party shall disclose such principal terms and conditions in detail to the other party to this Agreement (the "RECEIVING PARTY") in a written notice. Receiving Party shall have the right to acquire the interest proposed to be transferred from the Selling Party on the same terms and conditions agreed to by the proposed transferee if, within ten (10) Days after receipt of Selling Party's written notice, the Receiving Party delivers to the Selling Party a counter-notification that Receiving Party accepts the agreed upon terms and conditions of the transfer without reservations or conditions. If the Receiving Party does not deliver such counter-notification, the transfer to the proposed transferee may be made, subject to the provisions of this Agreement, under terms and conditions no more favorable to the transferee than those set forth in the notice to Receiving Party, provided that the transfer shall be concluded within one hundred eighty (180) days from the date of Buyer's receipt of Selling Party's written notice. In the event the proposed sale of the interest to a third party is timely consummated, the preferential right to purchase shall no longer attach to the interest transferred to the third party. In the event the proposed sale of the interest to the third party is not consummated, then the preferential right to purchase such interest shall be reinstated as to any future offers to purchase the interest.

      (b) In the event Selling Party's proposed transfer of part or all of its interest in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest, involves consideration other than cash or involves other properties included in a wider transaction (package deal), then the interest to be assigned by Selling Party (or part thereof) shall be allocated a reasonable and justifiable cash value in the notification to Receiving Party. Receiving Party may satisfy the requirements of this Article 19.1 by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer.

      (c) The preferential right to purchase shall be applicable to any transfer of all or a portion of a Selling Party's interest in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest, whether directly or indirectly by assignment, merger, consolidation, or sale of stock, or other conveyance, other than with or to an affiliate, subsidiary, or parent company existing as of the date of this Agreement, and provided further, the preferential right to purchase shall not apply if the Selling Party is selling or transferring all or substantially all of its oil and gas assets, and such oil and gas assets being sold include oil and gas assets other than interests in the Delhi Holt Bryant Unit, Delhi Holt Bryant Unit Lands, or other jointly owned lands within the Area of Mutual Interest.

      19.2 AREA OF MUTUAL INTEREST PROVISION.

      (a) The Parties hereby agree to the establishment of an Area of Mutual Interest which shall encompass all those lands within the area outlined in red on the plat attached hereto as Exhibit "L" (as further described in Exhibit "L-1") as to all depths which shall constitute and shall hereinafter sometimes be referred to as an "AREA OF MUTUAL INTEREST".

      (b) If, after the date of this Agreement, either party to this Agreement ("ACQUIRING PARTY") acquires either an oil and gas lease or mineral interest (or any interest therein), royalty interest, or an option to acquire an oil and gas lease, or any other oil and/or gas interest covering lands lying within the Area of Mutual Interest, including oil, gas and mineral leases acquired pursuant to the exercise of any options (all of the foregoing hereinafter sometimes being referred to as "OIL AND GAS INTERESTS"), or if the Acquiring Party enters into any type of agreement by which an Oil and Gas Interest may be acquired or otherwise earned by conducting drilling, seismic, or other operations on the lands lying within the Area of Mutual Interest, then the Acquiring Party shall promptly notify the other party of such acquisition or such agreement. If either party to this Agreement acquires an Oil and Gas Interest covering lands within the geographical confines of the Area of Mutual Interest, the other party shall have the right to participate in any such acquisition of such Oil and Gas Interest to the extent of its then existing ownership interest in the Area of Mutual Interest by paying its proportionate share of the actual costs of acquiring such Oil and Gas Interests. Any interest acquired by a party to this Agreement in lands outside of the Area of Mutual Interest, however, shall not be subject to the terms of this Article. If, after the date of this Agreement, additional parties acquire an interest from the original Parties in the Area of Mutual Interest, in the event not all parties elect to participate in an acquisition, then any such non-participating party's interests shall be offered in writing to the other participating parties in the proportions that their ownership interests in the Area of Mutual Interest at the time of the acquisition bear to the total of the ownership interests of all participating parties in the acquisition.

      (c) The notification provided for in Paragraph (b) above shall contain all available title information and copies of leases, agreements by which the Oil and Gas Interest may be acquired, and all other pertinent instruments and information regarding the proposed acquisition. It shall also describe in detail the cost and expense of such acquisition and any other obligation that may be incurred pursuant thereto.

      (d) If drilling, seismic, or other operations are not required to acquire the Oil and Gas Interest, the party entitled to receive notice set forth in Paragraph (b) shall have fifteen (15) days from receipt of notice thereof in which to elect to participate in such acquisition to the extent of its interest. In the event a drilling or workover rig is on location at the time of the acquisition, such notice period shall be forty-eight (48 hours). Failure to give written notice to the Acquiring Party of its election, as specified herein, shall constitute an election not to participate. If a party elects to participate in such acquisition as set forth herein, such party ("PARTICIPATING PARTY") shall reimburse the Acquiring Party for its proportionate share of the costs thereof within fifteen (15) days of receipt of an invoice from the Acquiring Party setting forth in detail the cost and expense of such acquisition. The Acquiring Party shall, within thirty (30) days after receipt of payment from a Participating Party, assign to the Participating Party the Participating Party's proportionate interest in the acquisition, subject to any applicable burdens on such Participating Party's interest in the acquisition. All Participating Parties shall be entitled to participate in any acquisition within the Area of Mutual Interest on a ground floor basis and subject to no additional burdens placed on an acquisition by the Acquiring Party, with Seller's original ownership interest in the Area of Mutual Interest being twenty five percent (25.0%) and Buyer's original interest being seventy five percent (75.0%). Likewise, Acquiring Party's interest in an acquisition shall not be subject to any additional burdens on production in favor of Participating Parties.

      (e) If the acquisition requires drilling, seismic, or other operations on the lands lying within the Area of Mutual Interest, the election of a party to participate in such operations shall constitute an election to participate in the agreement governing such operations, to the extent necessary to acquire the interest. No party shall be required to make such an election more than sixty
(60) days or less than thirty (30) days prior to the commencement of initial operations.

      (f) To receive an assignment of its proportionate share of the Oil and Gas Interest acquired as a result of conducting drilling, seismic, or other operations on the Area of Mutual Interest, a Participating Party must have:

            (1) Participated in all operations necessary for the acquisition of the Oil and Gas Interest, and also must have paid all costs and expenses incurred in connection therewith;

            (2) Participated in any previous drilling, seismic, or other operations that were necessary or were a condition precedent to the operations resulting in the acquisition of the Oil and Gas Interest; and

            (3) Participated in accordance with the terms, provisions, covenants, and conditions of the agreements governing the acquisition of an Oil and Gas Interest.

      (g) If both Parties elect to participate in any acquisition of an Oil and Gas Interest, then any such acquired Oil and Gas Interest shall thereafter be subject to the Operating Agreement attached to this Agreement. If, after the date of this Agreement, additional parties acquire an interest from the original Parties in the Area of Mutual Interest, and if more than one, but fewer than all such parties participate in the acquisition of an Oil and Gas Interest, such Participating Parties agree that the acquisition shall be subject to such Operating Agreement, with adjustments made to the interests of the parties as applicable. If the Acquiring Party shall be the sole party electing to participate in an acquisition of an Oil and Gas Interest, then such acquisition shall not be subject to the terms of this Area of Mutual Interest provision or the Operating Agreement.

      (h) For purposes of this Section 19.2, the term "OIL AND GAS INTEREST" shall also include surface rights or interests (including easements, rights-of-way, and surface ownership) in lands lying within the Area of Mutual Interest , and options to acquire such surface rights or interests, and any surface rights or interests acquired pursuant to the exercise of any options.

      (i) Notwithstanding anything to the contrary in the provisions above, only Buyer shall have the right to commence acquisitions of Oil and Gas Interests in the Area of Mutual Interest commencing on the Closing Date, and for a period of two (2) years thereafter.

      (j) Notwithstanding anything herein to the contrary, the above Area of Mutual Interest provisions shall not apply to any acquisitions of, or agreements to acquire, royalty interests made by Seller within the Area of Mutual Interest prior to the Effective Time, which are identified and described in Exhibit "K" and no additional offers to acquire such royalty interest have been or will be made by Seller after May 1, 2006.

      (k) In the event that either party should acquire any interest from McGowan Working Partners, Inc.(or its successors, subsidiaries, affiliates, or assigns) which is located within the aerial boundaries of the Delhi Holt Bryant Unit prior to Payout, the Parties shall in good faith mutually agree to the value of the acquisition that is attributable to the Delhi Holt Bryant Unit for the purposes of determining a value for the Capital Expenditure Commitment and Seller shall only retain its Reversionary Interests, until Payout, in any interest located in the Delhi Holt Bryant Unit.

      (l) The terms of this Section 19.2. [except for 19.2(j) and (i)] shall remain in full force and effect covering the lands lying within the Area of Mutual Interest for a period of eight (8) years commencing from the Effective Time, unless extended for an additional period or terminated earlier by written agreement of the Parties.


                           ARTICLE 20. - MISCELLANEOUS

      20.1 RECEIVABLES AND OTHER EXCLUDED FUNDS.

      Buyer shall be under no obligation to collect on behalf of Seller any receivables or other funds included in the Excluded Assets and described in
Section 1.9(c) above. With respect to receivables, Buyer shall be free to treat the interests of any party with a delinquent receivable in any manner deemed appropriate by Buyer.

      20.2. PUBLIC ANNOUNCEMENTS.

      The Parties hereto agree that prior to Closing, each may publicly disclose the principal terms of this Agreement following its execution (excluding the cost for CO2 and the transportation costs for CO2), provided that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such Parties; or (ii) obtain written approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized exchange or over the counter, and applicable securities laws. .

      20.3. FILING AND RECORDING OF ASSIGNMENTS, ETC.

      Buyer shall be solely responsible for all filings and the prompt recording of assignments and other documents related to the Assets and for all fees connected therewith, including the fees charged by any regulatory authority in connection with the change of operator, and Buyer shall furnish certified copies of all such filed and/or recorded documents to Seller. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall not be responsible for any loss to Seller because of Seller's failure to record this document correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

      20.4. FURTHER ASSURANCES AND RECORDS.

      (a) After the Closing each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby. Without limiting the foregoing, in the event Exhibit "A" incorrectly or insufficiently describes or references or omits the description of a property or interest intended to be conveyed hereby as described in Sections 1.12 or 1.14 above, Seller agrees to, within twenty (20) days of Seller's receipt of Buyer's written request, together with supporting documentation satisfactory to Seller, correct such Exhibit and/or execute an amended assignment or other appropriate instruments necessary to transfer the property or interest intended to be conveyed hereby to Buyer.

      (b) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for seven (7) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or as to the Assets.

      (c) Buyer agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed its signs and the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

      (d) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.

      (e) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

      20.5. NOTICES.

      Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and may be given by personal delivery, facsimile, US mail (postage prepaid), or commercial delivery service, and any communication hereunder shall be deemed to have been duly given and received when actually delivered to the address of the Parties to be notified as set forth below and addressed as follows:

      If to Seller, as follows:

               NGS SUB CORP.

               Two Memorial City Plaza
               820 Gessner Road
               Suite 1340
               Houston, TX 77024
               Attention:        Robert S. Herlin
                                 President & CEO

               Telephone:  (713) 935-0122
               Facsimile: (713) 935-0199


      If to Buyer, as follows:

               DENBURY ONSHORE, LLC
               5100 Tennyson Parkway
               Suite 1200
               Plano, Texas 75024
               Attention:  Ray Dubuisson
                           Vice President-Land
               Telephone:  (972)-673-2044
               Facsimile:  (972)-673-2299

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

      20.6. INCIDENTAL EXPENSES.

      Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

      20.7. WAIVER.

      Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

      20.8. BINDING EFFECT; ASSIGNMENT.

      All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be covenants running with the land and shall inure to the benefit of, and be binding upon, and shall be enforceable by, the parties hereto and their respective successors and assigns. The rights of Buyer under this Agreement to acquire the Assets are personal and this Agreement may not be assigned or transferred by Buyer to any other party, firm, corporation or other entity, without the prior, express and written consent of Seller, and such consent may be withheld for any reason, including convenience. Any attempt to assign this Agreement by Buyer over the objection or without the express written consent of the Seller shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. Any subsequent transfer of this Agreement or of all or any part of the Assets shall be made expressly subject to the terms and provisions of this Agreement.

      20.9. TAXES.

      (a) Seller and Buyer agree that this transaction may be subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition Statement, will be filed for this transaction. The Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

      (b) Seller shall be responsible for all state, local and federal property, ad valorem, excise, and severance taxes attributable to or arising from the ownership or operation of the Assets prior to the Effective Time. Buyer shall be responsible for all property and severance taxes attributable to or arising from the ownership or operation of the Assets after the Effective Time. Any party which pays such taxes for the other party shall be entitled to prompt reimbursement upon evidence of such payment. Each party shall be responsible for its own federal and state income taxes, if any, as may result from this transaction.

      (c) If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Assets acquired by Buyer by virtue of this transaction. If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority. If Seller is assessed such taxes, Buyer shall reimburse Seller for any such taxes paid by Seller to the taxing authority.

      20.10. INTENTIONALLY DELETED

      20.11. AUDITS.

      It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Time, and Seller shall likewise pay its share of any costs attributable to the period prior to the Effective Time resulting from any such audits.

      20.12. LIKE-KIND EXCHANGES.

      Each party consents to the other party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-l(g)(4)(v) of the Treasury Regulations) in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under this Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.

      20.13. GOVERNING LAW.

      THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

      20.14. ENTIRE AGREEMENT.

      This Agreement embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be supplemented, altered, amended, modified or revoked by a writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a direct, initial party hereto.

      20.15. SEVERABILITY.

      If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

      20.16. EXHIBITS.

      All Exhibits attached to this Agreement, and the terms of those Exhibits which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

      20.17. DELIVERY OF FILES AFTER CLOSING.

      The Assets set out in Section 1.14(f) shall be provided by Seller to Buyer within five (5) business days after the Closing Date at a location to be specified by Seller. Any transportation, postage, or delivery costs from Seller's offices shall be at Buyer's sole cost, risk and expense.

      20.18. SURVIVAL.

      UNLESS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, ALL OF THE REPRESENTATIONS, WARRANTIES, INDEMNITIES, COVENANTS AND AGREEMENTS OF OR BY THE PARTIES HERETO SHALL SURVIVE THE EXECUTION AND DELIVERY OF THE CONVEYANCE, ASSIGNMENT AND BILL OF SALE. ADDITIONALLY, THOSE PROVISIONS SET FORTH IN ARTICLES 1.9, 3.4 AND 19 SHALL SURVIVE THE EXECUTION AND DELIVERY OF THE CONVEYANCE, ASSIGNMENT AND BILL OF SALE, AND SHALL BE DEEMED AS BETWEEN THE PARTIES, THERE SUCCESSORS AND ASSIGNS TO BE COVENANTS RUNNING WITH THE LAND.

      20.19. SUBSEQUENT ADJUSTMENTS.

      Regardless of the date set for the Final Settlement, Buyer and Seller agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Seller and Buyer recognize that either may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other. Therefore, upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Seller or Buyer, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense with supporting documentation. Payment of any net amount due by Seller or Buyer, as the case may be, on the basis thereof shall be made within ten (10) days of receipt of the statement.

      20.20 COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

      20.21 SUBROGATION.

      To the fullest extent allowed by law and the applicable agreements with third parties, Seller grants Buyer a right of subrogation in all claims or rights Seller may have against third parties to the extent they relate to the Assumed Obligations.

      20.22 SUSPENDED MONIES.

      At Closing, Seller shall deliver to Buyer the monies held in suspense by Seller for the account of third parties, or relate to a title dispute or question as to ownership, along with any documentation in Seller's possession or available to Seller in support of such suspended funds. Any additional monies of this nature received by Seller after Closing shall be remitted to Buyer within one hundred twenty (120) days after the Closing hereof. At Closing, Buyer shall assume the obligation for the payment of these monies.

      20.23. BUYER AS OPERATOR.

      After the Closing Date, Buyer shall operate, manage, and administer the Assets as a reasonable prudent operator and in a good and workmanlike manner in accordance with the Unit Operating Agreement. The Parties acknowledge that changes and amendments to the Unit Operating Agreement are necessary and required by both Parties and will be negotiated prior to the Closing Date. These changes and amendments may be in the form of changes and amendments to the existing Unit Operating Agreement, a new unit operating agreement, or a side letter agreement. The Unit Operating Agreement, as so amended or supplemented, will include, among other provisions, the following:

      (a) language giving Seller the right to make reasonable site visits to the Delhi Holt Bryant Unit with its employees, agents, or investors, after reasonable notice to Buyer, and at Seller's sole cost, risk and expense, and this right will not be unreasonably withheld;

      (b) the provisions Section 1.9 (d) (6);

      (c) the right of Seller to take its share of production in kind, subject to Buyer reserving a competitive call on Seller's share of production that provides Buyer the right to match any third party offers to purchase Seller's production, provided that this competitive call is limited to Seller's working interest share of production, but not applicable to its overriding royalty interest;

      (d) a CO2 gas balancing agreement; and,

      (e) After Closing and prior to Payout, Seller may vote its Reversionary Interests with respect to any changes or amendments to the Unit Operating Agreement.



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

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WITNESSES:                                  SELLER:

_________________________                   NGS SUB CORP.

_________________________                   By: ________________________________
                                                   Robert S. Herlin
                                                   President & CEO

                                            BUYER:

_________________________                   DENBURY ONSHORE, LLC

                                            By: ________________________________
_________________________                          H. Raymond Dubuisson
                                                   Vice President-Land


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